SMITH BARNEY APPRECIATION FUND INC.
10f-3 REPORT
March 1, 1998 through May 31, 1998



			Trade						Purchase		% of
Issuer			Date	Selling Dealer			Shares	    Price
	Issue

Evolving Systems	5/11/98	Goldman Sachs			4,500	$14.00
		0.22%

Young & Rubicam Inc.	5/12/98	Donaldson, Lufkin & Jenrette	47,000
	  25.00		0.60

Snyder Communications	5/20/98	Merrill Lynch			100,000
	  42.00		1.43